Exhibit 99.1

CONTACT: Denis Hickey IntraBiotics Pharmaceuticals, Inc. (925) 906-5331	FOR IMMEDIATE RELEASE
INTRABIOTICS PROVIDES UPDATE ON PENDING LITIGATION
LAFAYETTE, CA, January 25, 2006 - IntraBiotics Pharmaceuticals, Inc. (Pink Sheets: IBPI) today provided an update on its pending securities litigation, filed in July 2004.
As previously disclosed, on February 28, 2005, the Company and the individual defendants filed a motion to dismiss the amended complaint in the action. On January 23, 2006, the court issued its decision on the motion, granting the motion to dismiss the claims under the Securities Exchange Act of 1934, with leave to amend, and denying the motion to dismiss the claims under the Securities Act of 1933. The court has given plaintiffs 30 days to file an amended complaint.
The Company believes the suit to be without merit and intends to defend itself vigorously. However, the Company believes it is likely that the litigation will continue through at least the end of 2006. Due to the uncertainties surrounding the final outcome of this matter, no amounts have been accrued by the Company. The Company and the individual defendants are insured under the Company’s directors’ and officers’ insurance policies, with $15 million in total coverage, and a $500,000 deductible, which has been met. Nevertheless, the Company may incur expenses in the defense or disposition of the litigation beyond what is covered by insurance.
For further information concerning the shareholder suit, see IntraBiotics’ most recent quarterly report on Form 10-Q, filed with the SEC on October 27, 2005.